Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES FISCAL 2009
FOURTH QUARTER AND YEAR-END RESULTS AND DECLARES SPECIAL
CASH DIVIDEND OF $0.50 PER SHARE

Salt Lake City, Utah, July 30, 2009: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2009 fourth quarter and year ended May 31, 2009.  The company also announced plans to return $0.50 per share to shareholders through a special cash dividend payable on August 28, 2009 to shareholders of record at the close of business on August 14, 2009.

Financial Results
Schiff Nutrition’s net sales were $45.7 million for the three months ended May 31, 2009, compared to $50.4 million for the same period in fiscal 2008.  For the fiscal 2009 fourth quarter, Schiff Nutrition reported net income of $553,000, or $0.02 per diluted share, compared to net income of $2.8 million, or $0.10 per diluted share, for the same period a year ago.  Fiscal 2008 fourth quarter results included after-tax charges of $0.8 million attributable to a potential acquisition and $0.4 million attributable to the fiscal 2008 first quarter  special dividend.

Schiff Nutrition’s net sales were $190.7 million for the year ended May 31, 2009, compared to $176.9 million for fiscal 2008.  For fiscal 2009, Schiff Nutrition reported net income of $10.3 million, or $0.36 per diluted share, compared to net income of $11.3 million, or $0.40 per diluted share, for fiscal 2008.  Fiscal 2008 results included the after-tax charge of $0.8 million attributable to a potential acquisition and an aggregate $3.0 million after-tax charge  attributable to the fiscal 2008 special dividend.

Bruce Wood, President and Chief Executive Officer, stated “Our fourth quarter results reflect decreased demand as many retailers reduced their inventory positions in the face of difficult economic conditions, coupled with the ongoing very intense competitive environment.  Additionally, we experienced a volume shift from branded products to lower margin private label products in the quarter, versus year ago.  Despite these pressures, based on long-term market opportunity and in keeping with our investment philosophy, we continued consumer marketing support of our brands at a level comparable to the year ago period.”

Wood added, “We remain solidly profitable and financially strong and expect to continue to support our brands, most notably our flagship Schiff® Move Free® joint care brand, and our Schiff MegaRed® krill oil product. We believe we are well positioned to compete aggressively as the economy recovers.”

Wood concluded, “We are pleased to make a $0.50 per share special cash dividend  to our shareholders.  The company has continued to generate positive cash flows from operations and as of May 31, 2009 has available approximately $56.9 million in cash and short-term investments. The dividend payment also reflects our confidence the company will continue to generate positive cash flows from operations during fiscal 2010 while highlighting our commitment to our shareholders. We believe our cash position after the dividend payment provides us with the financial flexibility to continue investing in our business, funding growth initiatives, and exploring acquisition opportunities.”

Special Dividend
Schiff Nutrition’s Board of Directors approved a $0.50 per share special cash dividend, payable on August 28, 2009 to shareholders of record at the close of business on August 14, 2009.  Schiff’s Class A common stock will begin trading on an ex-dividend basis on August 12, 2009, in accordance with NYSE rules.  Shareholders who sell their shares on or before the August 12, 2009 ex-dividend date will also be selling their right to receive the $0.50 per share cash dividend.  Shareholders are advised to contact their financial advisor before selling their shares.

In connection with the declaration of the special dividend, the Board of Directors approved certain dividend equivalent rights, clarifying that holders of other Schiff equity awards, including stock options and certain restricted stock units, will receive dividend equivalents in the form of cash on each share underlying the stock options and restricted stock units.  In aggregate, at August 14, 2009, the record date, the company expects approximately 29.9 million potential common shares to be outstanding, including approximately 27.6 million shares of outstanding Class A and Class B common stock, approximately 1.3 million shares of Class A common stock underlying outstanding stock options and approximately 1.0 million shares of Class A common stock underlying outstanding restricted stock units.  The aggregate amount of the special dividend is approximately $15.0 million, presuming 100 percent vesting of shares underlying equity awards. To the extent outstanding stock options, restricted shares and restricted stock units are unvested at August 14, 2009, the $0.50 per share dividend will not be distributed until after such equity awards become vested.

For U.S. federal income tax purposes, it is expected that the special dividend will represent dividend income to shareholders.  Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of the special dividend.

Conference Call Information
Schiff Nutrition International will hold a conference call today, July 30, at 11 a.m. ET.  The U.S. domestic access number is 800-591-6942. International participants should dial 617-614-4909.  The participant pass code is 56414995.  Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.schiffnutrition.com/press.asp.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 19257637.  The telephone replay will be available through August 3, 2009.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced and MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability (particularly relating to the limited number of krill oil suppliers) and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, the inability to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2009	2008	2009	2008
	(unaudited)

Net sales	$45,736	$50,444	$190,691	$176,914
Cost of goods sold	31,696	29,417	123,861	102,491

Gross profit	14,040	21,027	66,830	74,423
Operating expenses:
Selling and marketing	8,929	9,262	33,702	31,366
Other operating expenses	4,617	7,523	17,942	26,693
Total operating expenses(1)	13,546	16,785	51,644	58,059

Income from operations	494	4,242	15,186	16,364
Other income, net	105	307	761	1,930

Income before income taxes	599	4,549	15,947	18,294
Income tax expense	46	1,741	5,617	6,992

Net income	$553	$2,808	$10,330	$11,302

Weighted average common shares outstanding - diluted	28,618	28,697	28,638	28,000

Net income per share - diluted	$0.02	$0.10	$0.36	$0.40

(1)
In association with the previous declaration of a special dividend, the three months and year ended May 31, 2008, respectively, include $630 and $4,920 in compensation charges associated with dividend equivalents paid or payable on stock options and certain restricted stock units.

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	May 31,
	2009	2008

Cash and cash equivalents	$52,648	$45,979
Available-for-sale securities	4,241	3,298
Receivables, net	20,716	22,536
Inventories	30,024	29,233
Other current assets	3,620	3,709

Total current assets	111,249	104,755

Property and equipment, net	13,920	13,567

Other assets, net	5,028	6,164

Total assets	$130,197	$124,486

Current liabilities	$19,035	$23,274

Long-term liabilities	1,470	1,725

Stockholders’ equity	109,692	99,487

Total liabilities & stockholders’ equity	$130,197	$124,486

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